EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-03305, 333-03317, 333-125635 and 333-55680) of our report dated February 25, 2009, on our audits of the consolidated financial statements of United Bancorp, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which report is included in the Form 10-K of United Bancorp, Inc. and of our report dated February 25, 2009, on our audit of the internal control over financial reporting of United Bancorp, Inc. as of December 31, 2008, which is included in the Form 10-K of United Bancorp, Inc.

/s/ BKD, LLP

Indianapolis, Indiana
February 25, 2009